EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rofin-Sinar Technologies Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-13075 and 333-103145) of Rofin-Sinar Technologies Inc. and Subsidiaries of our reports dated December 12, 2006 with respect to the consolidated balance sheets of Rofin-Sinar Technologies Inc. and Subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, the related financial statement schedule which included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share—Based Payment, on October 1 2005, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the Annual Report on Form 10-K of Rofin-Sinar Technologies Inc. and Subsidiaries for the year ended September 30, 2006.

/s/ KPMG LLP
Detroit, Michigan
December 12, 2006